Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Biologic Products, Inc.

We consent to the incorporation in the Report of China Biologic Products, Inc. on Form S-3 of our report dated March 23, 2010 on our audits of the consolidated financial statements of China Biologic Products, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008, which report is incorporated in the Form S-3.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ Frazer Frost, LLP

Brea, California
December 9, 2010